EXHIBIT 10.1
THIS AGREEMENT CONTAINS A MANDATORY ARBITRATION PROVISION
AND IS SUBJECT TO BINDING ARBITRATION
SONOCO PRODUCTS COMPANY
CHANGE-IN-CONTROL PLAN
INTRODUCTION AND OBJECTIVES
Sonoco Products Company has adopted this Sonoco Products Company Change-in-Control Plan to provide management continuity by inducing selected employees to remain in the employ of the Company or one of its Subsidiaries pending a proposed Change in Control by providing such employees with severance protection under the circumstances covered by the Plan. The objective of the Plan is to help assure that, in the event of a possible Change in Control, in addition to the Participant’s regular duties, such Participant may be available to be called upon to assist in the objective assessment of such proposal, to advise management and the Board of Directors of the Company as to whether such proposal would be in the best interests of the Company and its shareholders or one of its Subsidiaries, and to take such other actions as management or the Board might determine reasonably appropriate and in the best interests of the Company and its shareholders.
The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to meet all applicable requirements of ERISA and the regulations thereunder, as in effect from time to time. The Plan is intended to be and shall be administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.
The establishment of the Plan shall not affect or modify the rights of a Participant with respect to change-in-control benefits under any individual equity award agreement with a Participant in effect prior to the Effective Date of the Plan (each, a “Prior Equity Award Agreement”). In no event may a Participant receive change-in-control benefits under both this Plan and a Prior Equity Award Agreement (as relates to equity awards covered thereby), or any other arrangement with the Company, except to the extent the Board of Directors expressly determines otherwise. If a Participant has a Prior Equity Award Agreement, and such Prior Equity Award Agreement provides for change-in-control benefits relating to the equity award(s) covered thereby, to the extent the events giving rise to the change-in-control benefits are covered by such Prior Equity Award Agreement, such Prior Equity Award Agreement and not this Plan shall govern the change-in-control benefits with respect to such equity award(s). In addition, the establishment of this Plan does not nullify or replace any non-competition, release of claims or other agreements between the Company and any of its employees or former employees entered into in connection with any such Agreements.

ARTICLE I
DEFINITIONS AND INTERPRETATIONS
Section 1.01 Definitions. Capitalized terms used in this Plan shall have the following meanings, except as otherwise provided or as the context of the Plan otherwise requires:
“16(b) Officer” shall mean any employee who is designated an “officer” within the meaning of Section 16(b) of the Exchange Act by annual resolution of the Board of Directors.
“Administrator” shall mean the Executive Compensation Committee of the Company’s Board of Directors or any delegate of the Executive Compensation Committee acting within the authority delegated to it pursuant to Section 5.04.
“Annual Cash Plan” shall have the meaning set forth in Section 3.01(a)(i).
“Base Salary” shall mean the Participant’s annualized base pay in effect immediately before the Termination Date. For the avoidance of doubt, “Base Salary” shall include amounts earned in the applicable period the payment of which is deferred to a future year but shall not include amounts earned in prior periods the payment of which is deferred to the applicable period, and “Base Salary” also shall not include any bonus, commission, incentive or retention payments, restricted stock, restricted stock units, performance units, stock appreciation rights, stock options, or other stock related rights, or other forms of employee benefits such as vacation, insurance, health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including but not limited to compensation, pension, health, medical or life insurance).
“Benefit Plan” shall mean any employee benefit plan (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any of its Subsidiaries, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean the following with respect to a Participant:
(a) conviction or a plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude;
(b) willful misconduct that is materially injurious to the Company or any of its Subsidiaries (whether financially, reputationally or otherwise);
(c) willful and continued failure to perform Participant’s duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice from the Administrator of such failure, which failure shall not have been cured within 30 days of such notice (to the extent cure is possible);

(d) falsification of records maintained by the Company or one or more of its Subsidiaries;
(e) gross negligence in managing the material risks of the Company or its Subsidiaries;
(f) material breach of Participant’s restrictive covenants after receipt of written notice from the Administrator of such breach, which breach shall not have been cured within 30 days of such notice (to the extent cure is possible); or
(g) material violation of law or the Company’s code of conduct or insider trading policy, any of which results in material financial or reputational harm to the Company.
Determination of Cause shall be made by the Administrator, in its sole and exclusive discretion.
“Change in Control” shall mean “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A, and shall include any of the following events as such concepts are interpreted under Section 409A:
(a) the date on which a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(b) the acquisition, by any one Person, or by Persons acting as a group, or by a corporation owned by a group of Persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:
(i) ownership of stock of the Company, that, together with any stock previously held by such Person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value or (ii) the total voting power of the stock of the Company;
(ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or
(iii) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change in Control.
“Change-in-Control Period” shall mean the period beginning on the date of a Change in Control and ending on the date twenty-four (24) months following such Change in Control.
“Change-in-Control Severance Payment” shall have the meaning set forth in Section 3.01(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended in the past and the future. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Company” shall mean Sonoco Products Company and its Successors and assigns.
“Comparable Position” shall mean a job position with the Company or any of its Subsidiaries, or any of their respective Successors and assigns, the principal work location of which does not satisfy the conditions of subsection (c) of the definition of “Good Reason” and which position provides pay and benefits that as a whole are substantially equivalent to, or better than, the Participant’s aggregate pay and benefits with the Company at the time of the Termination of Employment when taking into account the Participant’s base salary, target bonus opportunity, incentive pay and equity opportunities, health and welfare benefits, severance protection, and other benefits.
“Compensation Committee” shall mean the Executive Compensation Committee of the Board or any successor committee of the Board with similar responsibilities.
“Corporate Officer” shall mean each person designated as a “corporate officer” of the Company by resolution of the Board of Directors and holding such position at the time a Change in Control occurs.
“Disability” shall mean, when used with reference to any Participant, long term disability as defined by the applicable long term disability plan maintained by the Company or one of its Subsidiaries under which the Participant is covered.
“Effective Date” shall mean February 9, 2022.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excise Tax” shall have the meaning set forth in Section 3.03.
“Good Reason” shall mean “a separation from service for good reason” as set forth in Section 409A, which shall mean that, without the express written consent of the Participant, one or more of the following shall have occurred without being timely remedied in the manner set forth below: (a) a material diminution in the Participant’s base compensation; (b) a material diminution in the Participant’s authority, duties, or responsibilities (not including any temporary reduction in authority during any period of mental or physical incapacity); (c) a material change in the geographic location at which the Participant must perform the services; or (d) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services. The Participant shall have “Good Reason” in connection with any or all of the above solely if (i) the Participant provides notice to the Company of the existence of the particular condition, action or inaction which the Participant considers to give the Participant “Good Reason” within 60 days of the initial existence of such condition, action or inaction, and (ii) the Company shall not have remedied the condition, action or inaction within 30 days of its receipt of the Participant’s notice. The effective date of any termination for “Good Reason” shall be no later than 60 days after the end of the Company’s 30-day remedy period.

“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by an accounting firm or tax consultant selected by the Company for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
“Participant(s)” shall mean an employee (or employees) of the Company or any of its Subsidiaries or affiliates who are from time-to-time designated as Participants in accordance with Section 2.01 of the Plan.
“Payments” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Plan” shall mean this Sonoco Products Company Change-in-Control Plan, as may be amended, supplemented or modified from time to time in accordance with its terms.
“Release” and “Release Expiration Date” shall have the meanings set forth in Section 3.02.
“Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.
“Specified Employee” shall mean any Participant who, as of such Participant’s Termination Date, is determined to be a “key employee” of the Company if, at such time, the Company has any stock that is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “key employee” if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the last day of the applicable calendar year (referred to as the “identification date” below). If a Participant is a “key employee” as of the identification date, such Participant shall be treated as a “key employee” for the entire twelve (12) month period beginning on the first day of the fourth month following the identification date. For purposes of this definition, a Participant’s compensation for the twelve (12) month period ending on an identification date shall mean such Participant’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(a) in accordance with Treasury Regulation Section 1.409A-1(i)(2), from the Company for such period.
“Subsidiary” shall mean any corporation or other business entity in an unbroken chain of corporations or other business entities beginning with the Company if each of the corporations or other business entities other than the last corporation or other business entity in the unbroken chain then owns stock possessing 33% or more of the total combined voting power of all classes of stock in one of the other corporations or other business entities in such chain in which the Company holds a 33% or more interest.
“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company or such other portion of the Company’s business as shall be determined by the Administrator.
“Termination Date” shall mean, with respect to any Participant, the actual date of the Participant’s Termination of Employment.
  “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated by the Company without Cause or by the Participant for Good Reason; provided that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

“Termination Notice” shall mean written notice from the Company to any Participant stating that the Participant’s employment has been or is being terminated for Cause or Disability in accordance with Section 5.07(c).
Section 1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE II
ELIGIBILITY
Section 2.01 Eligible Employees. Only employees of the Company or any of its Subsidiaries or affiliates who are designated as Participants according to this Section 2.01 shall be eligible for payments and benefits under this Plan.
(a) The Participants shall be the chief executive officer, each other Corporate Officer, and any other individual specifically designated as a Participant by the Compensation Committee by reason of such individual’s importance and value to the Company in the event of a possible Change in Control being deemed to warrant special consideration. The designation of an individual as a Participant (or removal of such designation) shall be made by the Compensation Committee in its discretion; provided, however, no removal of a Participant from participation in the Plan or change to a lower level of participation in the Plan shall be effective until twelve (12) months after written notice of such action has been provided to the Participant.
Section 2.02 Individuals Not Eligible. An individual shall not be eligible to be a Participant in the Plan, and shall not be designated as such, if the individual is otherwise designated by the Company as a temporary employee, as an individual working for the Company or any of its affiliates or Subsidiaries on referral from a temporary personnel agency or employee leasing agency, or as an independent contractor or person working for an independent contractor.

ARTICLE III
SEVERANCE AND RELATED TERMINATION BENEFITS
Section 3.01 Termination of Employment during Change-in-Control Period. In the event that, during a Change-in-Control Period, a Participant incurs a Termination of Employment initiated by the Company or any Subsidiary or affiliate without Cause or initiated by the Participant for Good Reason (for the avoidance of doubt, the Terminations of Employment covered by the preceding clause do not include a Termination of Employment (w) due to Disability or death, (x) where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary or affiliate of the Company in a Comparable Position; (y) resulting from the Participant’s declining an offer of simultaneous reemployment or continuing employment in a Comparable Position with the Company or with any Subsidiary or affiliate of the Company; or (z) where a Successor or assign of the Company, or of that portion of the assets of the Company that is transferred, sold or outsourced to the Successor or assign, offers to the Participant a Comparable Position), the Participant shall receive the following Change-in-Control Severance Payment and benefits, subject to Section 3.02 and any other conditions set forth in this Plan:
(a) Subject to the limitations set forth in Sections 3.03, 3.04 and 3.05, the “Change-in-Control Severance Payment” shall be a lump sum cash payment equal to the sum of the amounts described in Sections 3.01(a)(i) and (ii), less applicable withholdings:
(i) In the case of (x) the chief executive officer, an amount equal to his/her (1) Base Salary plus (2) his/her award under the Company’s Performance-Based Annual Cash Incentive Plan (or any successor plan) (the “Annual Cash Plan”) for the year in which the Termination Date occurs, calculated at target, multiplied by 2.5, (y) any other Corporate Officer who reports directly to the chief executive officer, an amount equal to his/her (1) Base Salary plus (2) his/her award under the Annual Cash Plan for the year in which the Termination Date occurs, calculated at target, multiplied by 2.0, and (z) any other Participant, an amount equal to his/her (1) Base Salary plus (2) his/her award under the Annual Cash Plan for the year in which the Termination Date occurs, calculated at target, multiplied by 1.5; and
(ii) The Participant’s award under the Annual Cash Plan for the year in which the Termination Date occurs, calculated at the greater of target or actual performance, and prorated through Termination of Employment. For the avoidance of doubt, the award under the Annual Cash Plan shall not include any long term incentive compensation, commissions, stock-based compensation, or any other incentive or retention compensation, bonuses, or awards of any kind other than payment under the Annual Cash Plan.
(b) Assuming Participant elects COBRA continuation coverage, continuation of all benefits under all Benefit Plans that permit continued coverage after an employee is no longer employed and/or are benefits eligible for COBRA continuation coverage in which

Participant participates at the time employment is ended for whatever reason, for a period of 18 months following the Termination Date.

(c)    All outstanding equity awards issued on or after the Effective Date will vest in accordance with the provisions of the equity award agreement(s) pursuant to which they were awarded.
(d) Outplacement services appropriate for a senior executive of the Company, to be provided by a nationally recognized outplacement firm capable of providing such services, selected by the Participant with the Company’s approval, in an amount not to exceed $25,000.00 to the extent such services are used by the Participant within one year of his or her Termination Date. The Company will pay the outplacement firm directly.  For purposes of Section 409A, to the extent that payment pursuant to this Section 3.01(d) constitutes a reimbursement that is “deferred compensation” under Section 409A, such payment shall be provided no later than December 31 of the year following the year in which the expense was incurred.
(e) Subject to Sections 3.02 and 3.04, any Change-in-Control Severance Payment shall be paid to the Participant on or before the 60th day after the Termination Date.
(f) The Company will deduct any required tax withholding from any Change-in-Control Severance Payments. There shall be no deferrals, contributions or additional accruals to any qualified savings or retirement plan of the Company or to any deferred compensation plan of the Company from, or based on, any Change-in-Control Severance Payment.
Section 3.02 Condition to Receipt of Severance Benefits. In order to receive any Change-in-Control Severance Payment or benefit under this Plan, the Participant must (a) timely execute a Release, Covenant not to Sue, Non-Competition, Non-Solicitation and Nondisclosure Agreement in substantially the form attached hereto as Exhibit A (the “Release”) with the Company (provided by the Company to the Participant within seven (7) days following the Participant’s Termination Date) on or prior to the Release Expiration Date, and (b) not revoke his or her acceptance of the Release within the seven (7) day period following such acceptance.  For purposes of this Section 3.02, “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to the Participant.
Section 3.03 Parachute Payments.
(a) Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement of the Company to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Plan or under any other agreement with or plan of the Company or its Subsidiaries or affiliates (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code or any successor provision thereto) and would, but for this Section 3.03 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b) Any such reduction shall be made in accordance with Section 409A of the Code and the following:
(i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and
(ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
(c) Any determination required under this Section 3.03, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Participant shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 3.03. The Company’s determination shall be final and binding on the Participant.
(d) It is possible that after the determinations and selections made pursuant to this Section 3.03 the Participant will receive Covered Payments that are in the aggregate more than the amount provided under this Section 3.03 (“Overpayment”) or less than the amount provided under this Section 3.03 (“Underpayment”).
(i) In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the Overpayment until the date of repayment.
(ii) In the event that a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Participant together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Participant until the payment date.

Section 3.04 Section 409A Compliance.
(a) The Participant is solely responsible and liable for the satisfaction of any federal, state, or local taxes that may arise with respect to this Plan (including any taxes or penalties arising under Section 409A of the Code, except to the extent otherwise specifically provided in this Plan or a written Plan with the Company).
(b) To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code and not result in the imposition of additional taxes and penalties under Section 409A of the Code. This Plan will be administered and interpreted in a manner consistent with this intent. Without limiting the breadth of the foregoing provisions of this paragraph, to the maximum extent permitted by applicable law, amounts payable to Participant pursuant to Section 3.03 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals).
(c) No payments under this Article III shall be paid to a Participant prior to or during the 6-month period following the Participant’s Termination Date if the Company determines in its sole discretion that paying such amounts at the time or times indicated in this Article III would be a prohibited payment of deferred compensation to a Specified Employee under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is not made as a result of the previous sentence, then within 15 business days following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period, and any remaining amounts due to such Participant shall be paid as otherwise provided in the Plan. For any payment that is delayed under this Article III, the Company shall also pay to the Participant interest on the delayed payment at a rate equal to the rate provided under Section 1274(b)(2)(B) of the Code as of the Termination Date.
Section 3.05 Limitation of Benefits. Notwithstanding anything to the contrary in this Plan, a Participant’s Change-in-Control Severance Payment shall be reduced by the aggregate amount of any termination, redundancy, severance or similar separation payments or benefits (other than state unemployment benefits) which such Participant is eligible for and receives, due to the Participant’s Termination of Employment, under any other agreement or plan (including, without limitation, any severance plans of the Company or any Subsidiary or affiliate or any government-mandated plans) or pursuant to any statutory, legislative, or regulatory requirement.
Section 3.06 Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any Change-in-Control Severance Payment or benefit under this Plan. The right of any Participant to receive the Change-in-Control Severance Payment and benefits provided for herein shall be an unsecured claim against the general assets of the Company. No payment or benefit under this Plan shall be deemed earned, vested or accrued compensation or benefits, except according to the express terms of this Plan. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

ARTICLE IV
CLAIMS PROCEDURE/ARBITRATION
Section 4.01 Filing and Determination of Claim.  A Participant who believes he or she is entitled to receive a benefit under this Plan and desires written confirmation must submit a claim in writing to the Administrator.  The Administrator shall, within 90 days after receipt of the claim, either allow or deny the claim in writing.
Section 4.02 Denial of Claim.  Any initial denial of a claim for benefits shall be from the Administrator in writing, setting forth, in a manner calculated to be understood by the claimant, the following:
(a) the specific reason(s) for the denial;
(b) specific reference(s) to pertinent provision(s) of the Plan on which the denial is based;
(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d) an explanation of the Plan’s review procedure and time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.
Section 4.03 Request for Review of Denial.  Within 60 days after a claimant’s receipt of written notification of denial of a claim, the claimant (or his/her duly authorized representative) upon written application to the Administrator, may request a review of such denial.  The application shall state the name and address of the claimant; the fact that the claimant is disputing the denial of claim; the date of the notice of denial; and the reason(s), in clear and concise terms, for disputing the denial.  In addition, to the extent required by law, claimant shall have the right to (a) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information relevant to his/her claim, and (b) submit in writing to the Administrator any comments, documents, records or other information relating to his/her claim.
Section 4.04 Review of Denial.  The Administrator shall make a decision on review of a denied claim within 60 days after receipt of the request for review, taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision on review shall be deemed final.  The Administrator’s decision on review shall be in writing, setting forth, in a manner calculated to be understood by the claimant the following:
(a) the specific reason(s) for the final decision;

(b) specific reference(s) to the pertinent provisions of the Plan on which the final decision is based;
(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his/her claim; and
(d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under Section 502(a) of ERISA.
The Administrator shall, upon request, provide a claimant whose claim is denied any information that the Plan generated or obtained in the process of making the particular determination and must specifically identify to the claimant any internal rules, guidelines, or protocols that served as the basis for the adverse determination.

Section 4.05 Extensions of Review Periods.  The 90-day period described in Section 4.01 and the 60-day period described in Section 4.04 may be extended at the sole and absolute discretion of the Administrator for a second 90-day or 60-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension and the date by which a final decision is expected.  Any person submitting a claim may, with the consent of the Administrator, withdraw the claim at any time, or defer the date as of which such claim shall be deemed filed for purposes of this procedure.

Section 4.06 Arbitration.
(a)     Before pursuing a legal remedy, a claimant shall first exhaust the claims procedures set forth in Sections 4.01 through 4.05 of this Plan. Any disputes, controversies or claims that arise between any Participant (or any person claiming on behalf of any Participant) and the Company or any of its Subsidiaries and affiliates (including the Administrator) relating to or arising out of this Plan, which are not resolved in accordance with the procedures set forth in Sections 4.01 through 4.05 of the Plan, shall be settled by arbitration in accordance with the American Arbitration Association Employment Arbitration Rules and Mediation Procedures or any successor thereto (the “AAA Rules”). The arbitration shall be before a single arbitrator selected in accordance with the AAA Rules or otherwise by mutual agreement of the parties. The arbitration shall take place in Hartsville, South Carolina, unless the parties agree to hold the arbitration in another location. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of South Carolina, except to the extent preempted by U.S. Federal law (in which case such law will apply).
(b)     In consideration of the benefits provided herein, the anticipated expedition and the minimizing of expense of this arbitration remedy, and other good and valuable consideration, the arbitration provisions of this Plan shall provide the exclusive remedy for disputes following exhaustion of the claims procedures set forth in Sections 4.01 through 4.05 of this Plan, and each party expressly waives any right such party may have to seek redress in any other forum. To the maximum extent permitted by law, the arbitrator’s review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. The arbitration and any decision and award or order of the arbitrator shall be final and binding upon the parties and judgment thereon may be entered in the Court of Common Pleas for Darlington County, South Carolina, any other state or federal court located in South Carolina, or any other court of competent jurisdiction.

(c)     The Company or any Participant may bring an action in any state or federal court located in South Carolina, or any other court of competent jurisdiction, to compel arbitration under this Plan and to enforce an arbitration award. Except as otherwise provided in this Plan, both the Company and the Participant agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Plan.
(d)     Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section 4.06, must be presented in writing by the claiming party to the other party within one year after the receipt of the Administrator’s decision under Section 4.04. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time period specified shall be waived and forever barred, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
(e)     The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Plan, if the Participant prevails on at least one claim, the Company shall pay to the Participant all costs, expenses and reasonable attorneys’ fees incurred by the Participant (including without limitation such costs, expenses and fees on any appeals), and if Participant shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the Participant be entitled to recover an amount from the Company for costs, expenses and attorneys’ fees that exceeds the Participant’s actual costs, expenses and attorneys’ fees in connection with the action or proceeding. Any reimbursement of attorneys’ fees to the Participant pursuant to this Section 4.06(e) shall be provided no later than the last day of the Participant’s taxable year following the later of (i) the year in which such attorneys’ fees were incurred and (ii) the year in which the arbitrator determined that the Participant was the successful party.
(f)     Each of the terms and conditions contained in this Section 4.06 shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.01 Cumulative Benefits. Except as provided in Section 3.05 or as otherwise agreed to in a writing signed between the Company and the Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company or any of its Subsidiaries.
Section 5.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a Termination of Employment with the Company (for the avoidance of doubt, the Termination of

Employment covered by the preceding clause does not include a Termination of Employment (x)  where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary or affiliate of the Company in a Comparable Position; (y) resulting from the Participant’s declining an offer of simultaneous reemployment or continuing employment in a Comparable Position with the Company or with any Subsidiary or affiliate of the Company; or (z) where a Successor or assign of the Company, or of that portion of the assets of the Company that is transferred, sold or outsourced to the Successor or assign, offers to the Participant a Comparable Position). The amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement or other benefits, except as described in Section 3.05.

Section 5.03 Amendment, Modification or Termination.
(a) The Compensation Committee may amend, modify, or terminate the Plan at any time in its sole and exclusive discretion; provided, however, that: (i) no such amendment, modification or termination may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment on or prior to the effective date of such amendment, modification or termination; (ii) any termination of the Plan or modification that is a material diminishment of the severance payments or benefits provided under the Plan shall not be effective until twelve (12) months after written notice of such action has been provided to the Participants, except that any modification or amendment shall be immediately applicable to any employee designated as a Participant after the date that the Administrator adopts the modification or amendment; and (iii) the Plan shall not be terminated or materially amended adversely to any Participant during any Change-in-Control Period. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.
(b) Notwithstanding Section 5.03(a) or any other provision of this Plan, and to the fullest extent applicable, this Plan shall be interpreted and the terms shall be applied in accordance with Section 409A. In the event that the Administrator in its sole and exclusive discretion determines that any payments, disbursements, or benefits provided, or to be provided, under this Plan may be subject to, and not in compliance with, Section 409A, the Administrator may adopt at any time (without any obligation to do so or to indemnify any Participant for failure to do so) such limited amendments to this Plan, including amendments with retroactive effect, that it reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; and all such amendments shall be immediately effective as to all Participants. No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its affiliates, employees or agents.
Section 5.04 Administration.
(a) Subject to the limitations of the Plan, the Compensation Committee shall have full and final authority, in its sole and exclusive discretion, to administer the Plan, to construe and interpret its provisions, to decide matters arising under the Plan, and to take all other actions deemed necessary or advisable for the proper administration of this Plan. This authority and discretion includes, but is not limited to, determining whether objective (or subjective) criteria under the Plan have been satisfied, resolving any possible inconsistencies or ambiguities, determining eligibility, determining the amount of any payments or benefits, and ensuring compliance with legal and tax matters.

(b) Subject to its Charter and applicable law, the Compensation Committee may, in its discretion,  delegate to one or more appropriate executives of the Company any duty or authority of the Compensation Committee hereunder (including, without limitation, the authority to designate Participants; provided that the Compensation Committee shall retain (and shall not delegate) (i) authority with respect to any Participant who is a 16(b) Officer (including, without limitation, any authority with respect to whether or not a 16(b) Officer is designated as a Participant and any 16(b) Officer’s eligibility to receive a payment or benefit or the amount of the payment or benefit), and (ii) authority to terminate the Plan or materially diminish or increase the formula for determining a Change-in-Control Severance Payment.
Section 5.05 Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.05 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.
Section 5.06 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.07 Notices.
(a) All notices and other communications provided for in this Plan shall be in writing and shall be delivered as follows: (i) if to the Company or the Administrator, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (ii) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she shall have designated to the Company in writing for purposes hereof, or by electronic delivery via email to such address as he or she shall have designated to the Company in writing for purposes hereof. Each such paper notice or other communication according to this Plan shall be deemed to have been duly delivered upon being deposited in the United States Mail via certified or registered mail, return receipt requested, postage prepaid, or by overnight delivery using a service capable of tracking and confirmation of receipt (with postage fees prepaid) such as FedEx or UPS, except that any change of notice address shall be effective only upon receipt.

(b) The Company shall deliver to each Participant, within 30 days of such Participant’s designation as eligible for this Plan, a letter notifying such Participant that he or she has been designated as a Participant in the Plan and a copy of the Plan. Within 30 days following any material amendment to the Plan, the Company shall deliver such amendment, amended Plan, or other confirming document to each affected Participant.
(c) For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must deliver a Termination Notice to such Participant, which notice shall be dated the date it is transmitted for delivery to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof.
Section 5.08 No Employment Rights Conferred. This Plan shall not be deemed to create a right, promise, contract or guarantee of employment, continued employment, or of any particular job position, between any Participant and the Company and/or any of its affiliates or Subsidiaries.
Section 5.09 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.
Section 5.10 Governing Law.  Except to the extent preempted by U.S. Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to its conflict of laws rules, and applicable federal law.

EXHIBIT A TO SONOCO PRODUCTS COMPANY CHANGE-IN-CONTROL PLAN

THIS AGREEMENT CONTAINS A BINDING, IRREVOCABLE AGREEMENT TO ARBITRATE AND IS SUBJECT TO ARBITRATION

RELEASE, COVENANT NOT TO SUE, NON-COMPETITION, NON-SOLICITATION AND NONDISCLOSURE AGREEMENT

This Release, Covenant Not to Sue, Non-Competition, Non-Solicitation and Nondisclosure Agreement (“Release”) is dated ________________, and is between Sonoco Products Company, (the “Company”) and _______________________________________ (“Participant”) (collectively the “Parties”). The Parties agree as follows:
WHEREAS, the Company implemented a Change-In-Control Plan (the “Plan”), the terms of which are incorporated herein to the extent consistent herewith, to provide management continuity by inducing selected employees who are Participants in the Plan to remain in the employ of the Company or one of its Subsidiaries pending a proposed Change in Control by providing such employees with severance protection under the circumstances covered by the Plan; and
WHEREAS, Participant is a designated Participant in the Plan; and
WHEREAS, the Company has undergone a Change in Control as defined in the Plan; and
WHEREAS, during the Change-in-Control Period, Participant has incurred a Termination of Employment as set forth in the Plan, entitling Participant to the severance and related termination benefits set forth in the Plan, subject to the limitations and conditions set forth in the Plan; and

WHEREAS, Participant acknowledges, as a condition to receipt of the severance and related termination benefits pursuant to the Plan, Section 3.2 of the Plan requires Participant to enter into this Release. (All defined terms used in this Release and not otherwise defined herein shall have the meanings ascribed thereto in the Plan.)

NOW THEREFORE, IN CONSIDERATION OF THE AGREEMENTS AND COVENANTS HEREIN, the Parties agree as follows:
1.    Termination of Employment as defined in Section 3.01 of the Plan. Participant has incurred a Termination of Employment under Section 3.01 of the Plan. As a result, Participant's employment with the Company terminated on ________________ (the “Termination Date”). After the Termination Date, Participant will not represent herself/himself as being an employee, officer, attorney, agent or representative of the Company for any purpose. The Termination Date will be the employment termination date for Participant for all purposes, meaning, except as otherwise set forth in this Release or in the Plan, Participant will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company.

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2.    Change-in-Control Severance Payment and Related Termination Benefits. In consideration for Participant's execution, non-revocation of, and compliance with this Release, and compliance with each and every one of the provisions of the Release as outlined herein, the Company agrees to pay to Participant:
(a)    the “Change-in-Control Severance Payment” as defined and detailed in Section 3.01 (a)(i) and (ii) of the Plan, less applicable withholdings, payable on or before the 60th day after the Termination Date as provided, and subject to the limitations, in Section 3.01(e) of the Plan.
(b)    Benefits outlined in Section 3.01 (b), (c), and (d) of the Plan;
(c)    Participant will also be paid any accrued, unused vacation days following the Termination Date, less applicable withholdings.
3.    Release.
(a)    General Release and Waiver of Claims.
In exchange for the consideration in this Release, Participant hereby releases the Company and all of its officers, directors, employees, funds, Related Corporations (as defined under the Companies Act (Cap. 50)), agents, and representatives (“Releasees”), from all claims, liabilities, and expenses (including attorneys’ fees) of any kind, whether known or unknown, from the beginning of time through the date of this Release. This release includes all claims under any federal, state, local or foreign law, arising out of, or in any way related to, Participant’s employment with the Company, or the termination of that employment. Participant understands that this release includes, but is not limited to, (i) waivers of all claims under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), the Civil Rights Act of 1991, the Equal Pay Act, Executive Order 11246, as amended, any other Executive Orders pertaining to Participant’s employment, other state anti-discrimination laws, any and all federal civil rights statutes or ordinances, as well as under any and all other international, federal, state or local statutes, ordinances, regulations, constitutions or executive orders, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Americans with Disabilities Act Amendment Act (“ADAAA”), the Age Discrimination in Employment Act (“ADEA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended, and any and all other foreign, federal, state, or local laws; (ii) all claims for compensation of any type whatsoever, including claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) all claims arising under tort, contract and/or quasi-contract law, including claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) all claims for monetary or equitable relief, including attorneys’ fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.
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Participant specifically intends this release to be the broadest possible release permitted under law.

However, this general release and waiver of claims does not prohibit Participant from filing an administrative charge or claim with the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized by the EEOC to accept such charge or claim, and it does not apply to any claims that cannot be waived by law. It does, however, preclude Participant from receiving any monetary or injunctive award as a result of filing such an administrative action. It also bars Participant from maintaining a civil action in any judicial forum based on the allegations raised in such an administrative charge or claim.
(b)    Specific Release of ADEA claims.
In further consideration of the payments and benefits provided to Participant in this Release, Participant fully waives, releases and discharges the Company from all Claims, whether known or unknown, arising under the ADEA, as amended, and its implementing regulations. By signing this Release, Participant confirms that:
(i)    Participant has read this Release and understands all of its terms;
(ii)    Participant has been advised of and has taken the right to consult with Participant’s attorney prior to executing this Release;
(iii)    Participant knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and restrictive covenants contained herein;
(iv)    Participant is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Participant is otherwise entitled;
(v)    Participant was given at least 21 days (if only one employee impacted) /45 days (if two or more employees impacted) to consider the terms of this Release and consult with an attorney of Participant’s choice, although Participant may sign it sooner if desired;
(vi)    Participant understands that Participant has seven days from the date Participant signs this Release to revoke the release in this paragraph by delivering notice of revocation to _______________, Global Division HR Director, 1 North Second Street, Hartsville, SC, 29550, fax 843-339-6099; and that any revocation must be in writing and delivered via fax and mail to _____________ before the end of the seven-day period; and
(vii)    Participant understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which Participant signs this Release.
4.    Voluntary Execution. Participant acknowledges that: (i) Participant has read this Release in its entirety and understands all of its terms; (ii) Participant has been advised of the right to consult with Participant’s attorney and tax advisor prior to executing this Release, and Participant has had the opportunity and sufficient time to seek such advice; (iii) Participant knowingly, freely and voluntarily assents to all of the terms of this Release; (iv) Participant is executing this Release, including the waiver and release and restrictive covenants, in exchange for good and valuable consideration above anything of value to which Participant is otherwise
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entitled; (v) Participant is not waiving or releasing rights or claims that may arise after Participant’s execution of this Release; and (vi) Participant understands that the waiver and release and restrictive covenants in this Release are being requested in connection with Participant’s Termination of Employment.
5.    Non-competition. Participant stipulates, covenants and agrees that, in exchange for the consideration offered herein, for a period of two (2) years following the Termination Date, Participant shall not (i) directly or indirectly, engage as a partner, member, officer, director, agent, or independent contractor, or accept employment or a consulting arrangement in Participant’s individual capacity or on behalf of any other entity, person or organization, (ii) acting in the same or similar capacity as Participant was employed by the Company, (iii) with a company that sells products competitive with those sold by the Company or which is a competitor of the Company, and (iv) in the entire geographical area where Participant performed services on behalf of the Company, unless Participant has prior written and express consent from the Company. Participant acknowledges that, due to Participant’s position with the Company, a more narrow geographical limitation would serve no useful purpose nor protect the interests of the Company, and acknowledges the chosen restriction is reasonable to protect the Company's legitimate business interests. Notwithstanding the foregoing, Participant shall not be prohibited from acting as a passive investor where Participant owns, or has options to purchase, not more than five percent (5%) of the issued and outstanding capital stock of any publicly-held company that engages in a competitive business with the Company.
6.    Non-solicitation. Participant stipulates, covenants and agrees Participant shall not, for a period of two (2) years following the Termination Date: (i) solicit, directly or indirectly, customers, business partners, vendors, or suppliers with whom Participant was involved during the last two (2) years of Participant's employment with the Company for the purposes of selling them products that are the same or similar to those sold by the Company, nor shall Participant facilitate the provision of such services by any other person or entity; or (ii) individually or through some other person, attempt to induce or encourage the Company’s employees to depart their employment with the Company.
7.    Nondisclosure. Participant further agrees to keep confidential all confidential information and trade secrets of the Company, acknowledging that the Company has spent time, effort and money to develop and/or acquire such confidential information or trade secrets. The term “Confidential Information” means all proprietary information and data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including Participant) or received by the Company from an outside source which is maintained in confidence by the Company or the outside source who provided the information in question. The term “Trade Secrets” means any Information: (i) from which the Company derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) for which the Company takes commercially reasonable efforts to maintain its secrecy.
Without limiting the forgoing, Confidential Information shall also include:

(i)    the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

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(ii)    any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii)    any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(iv)    financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(v)    any information relating to the present or proposed business of the Company.

8.    Additional Provisions with regards to Paragraphs 5, 6, and 7.
(a)    Consideration. Participant further acknowledges that a portion of the payments and benefits provided for in this Release are specifically allocated toward compensating Participant for the continuation of the restrictive covenants in Paragraphs 5, 6 and 7 of this Release.

(b)    Restrictions are Reasonable. Participant certifies and warrants that Participant has carefully read this Release, considered the extent of the restrictive covenants in Paragraphs 5, 6 and 7 of this Release, and the rights and remedies conferred upon the Company, and has had time to evaluate and consult with counsel of Participant’s own choosing, and acknowledges that the restrictions are: (i) reasonable as to duties scope, time and geographic area; (ii) narrowly designed to protect the interest of the Company and prohibit unfair competition; and (iii) that valuable consideration, which is sufficient and adequate consideration to support such restrictive covenants, has been received by Participant from Company. Participant acknowledges that the protection afforded the Company is necessary to protect the legitimate business interests of the Company. Participant also acknowledges that Participant will be able to obtain gainful employment in spite of these restrictive covenants.

(c)    Severability. If a Court deems any of the restrictions in Paragraphs 5, 6 or 7 unenforceable, the parties intend for and agree that the Court shall strike that particular section but give the remaining sections full force and effect.

(d)    Injunctive Relief. Participant expressly agrees and acknowledges that any breach or threatened breach by Participant of the restrictive covenants in Paragraphs 5, 6 or 7 of this Release, and each of them, will cause irreparable damage to the Company, for which monetary damages will be an inadequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company's rights and remedies under this Release and by operation of law, including, but not limited to, the right to the recovery of monetary damages from Participant, Participant hereby agrees and consents to the following cumulative rights and remedies which the Company may also specifically seek or enforce against Participant:

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i.    Participant agrees to the issuance by any court of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach of Participant. Participant’s sole remedy in the event of any injunction or order shall be dissolution thereof, if warranted, upon a duly held hearing in a court of competent jurisdiction.

ii.    Participant further agrees that, if Participant breaches any of the restrictive covenants set forth in Paragraphs 5, 6 or 7 of this Release, Participant will, immediately upon demand, account for and pay over to the Company any compensation, commission, bonus, salary, gratuity, or other gain of any kind received directly or indirectly in any transaction or employment as a result of or growing out of or connected with such breach.

iii.    Participant further agrees that, if Participant breaches any of the restrictive covenants set forth in Paragraphs 5, 6 or 7 of this Release, Participant will, immediately forfeit to the Company any unpaid compensation under the Plan or this Release, or otherwise, that may be due, directly or indirectly, from the Company and is in the possession or control of the Company.
9.    Return of Property. Participant confirms that as of the date of this Release, Participant has returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in Participant's possession. Participant further confirms that Participant has not retained any Company property in any form, including the Company’s products, computer systems, software, e-mail, databases, or any information regarding processes, data, methods, information or other inventions, developments, or improvements that Participant conceived, originated, developed, or created, solely or jointly with others, during or as a result of Participant’s employment , and whether or not any of the foregoing also may be included within “Confidential Information” as defined in this Release.

10.    Non-disparagement. Participant will not at any time make, publish or communicate any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers now or in the future.
11.    Arbitration. In the event either Participant or the Company contests the interpretation or application of any of the terms of this Release, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration pursuant to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in accordance with, and pursuant to, the terms and requirements of Section 4.06 of the Plan. The arbitrator shall issue a written award that shall be
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final and binding upon the parties. Any arbitration shall take place in Hartsville, South Carolina, unless the Parties agree to hold the arbitration in another location.
12.    Confidentiality. Participant agrees not to disclose the terms, contents, or execution of this Release or the facts and circumstances underlying this Release to any third party, other than Participant’s spouse, future employers, or legal and tax advisors if such future employers and advisors agree to be bound by the confidential nature of this Release.
13.    Governing Laws. This Release shall be governed and construed under the laws of the State of South Carolina. If any provisions or clauses of this Release, specifically those in Paragraphs 5, 6 and/or 7, are found to be invalid or unenforceable under any applicable law, the Parties desire that this Release shall be considered severable and divisible, and a reviewing court shall have the authority to amend or “blue pencil” the Release so as to make it fully valid and enforceable.
14.    Merger/Entire Agreement. Except as set forth in the next sentence, this Release sets forth the entire understanding and agreement between Participant and the Company, superseding and replacing any and all preceding written agreements, to include but not limited to employment agreements, bonus agreements, or any other written agreement, verbal agreements, or other codicils and writings, and shall be binding on the parties and any and all of their respective successors, heirs, and assigns. Notwithstanding the foregoing sentence, this Release shall not affect or modify the rights of Participant with respect to change-in-control benefits under any individual equity award agreement with Participant in effect prior to the Effective Date of the Plan (each, a “Prior Equity Award Agreement”). In no event may Participant receive change-in-control benefits under both this Release or the Plan and a Prior Equity Award Agreement (as relates to the equity award(s) covered thereby), or any other arrangement with the Company, except to the extent the Board of Directors of the Company expressly determines otherwise. If Participant has a Prior Equity Award Agreement, and such Prior Equity Award Agreement provides for change-in-control benefits relating to the equity award(s) covered thereby, to the extent the events giving rise to the change-in-control payments and benefits are covered by such Prior Equity Award Agreement, such Prior Equity Award Agreement, and not
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the Plan nor this Release, shall govern the change-in-control payments and benefits with respect to such equity awards.
15.    Modification. This Release may not be changed orally and can be modified only by a written agreement signed by Participant and the Company.
16.    Miscellaneous.

(a)    Nothing in this Release shall be construed as an agreement by Participant to refuse to answer questions or give evidence pursuant to any lawful subpoena or order of any court, nor shall anything herein be construed in a manner so as to violate any law.
(b)    In the event of a material breach of this Release, subject to the arbitration provisions hereof, the non-breaching party shall be entitled to pursue all remedies available to it (including, in the case of the Company, the ability to recoup all consideration provided to Participant under this Release).
(c)    This Release does not represent an admission of liability or finding of wrongdoing by Participant or the Company.
(d)    Participant may not assign this Release or any part hereof. Any purported assignment by Participant shall be null and void from the initial date of purported assignment.
(e)    This Release may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
17.    Acknowledgment of Full Understanding. PARTICIPANT HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. PARTICIPANT ACKNOWLEDGES THAT PARTICIPANT HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF PARTICIPANT’S CHOICE BEFORE SIGNING THIS RELEASE. PARTICIPANT FURTHER ACKNOWLEDGES THAT PARTICIPANT’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

(SIGNATURES ON FOLLOWING PAGE)

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SIGNATURE PAGE
PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS AGAINST THE RELEASEES THAT MAY HAVE OCCURRED THROUGH THE DATE OF THIS RELEASE.

Agreed: (Participant’s Full Name) Date: _____________________________	Witness Date: _____________________________
SONOCO PRODUCTS COMPANY Signed by: (Its:_______________________________) Date: _____________________________	Witness Date: _____________________________

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